Form N-SAR
Sub-Item  77M
Mergers
Janus Fund, A Series of Janus Investment Fund
2-34393, 811-1879

On February 28, 2003 the above-referenced fund was the surviving fund in a reorganization. All of the assets and liabilities of Janus Fund 2 were transferred to Janus Fund. The circumstances and details of the merger are contained in the January 21, 2003 SEC Filing, Conformed Submission Type N-14/A, accession number 0000950134-03-000855 and such filing is herein incorporated by reference as an exhibit to the Sub-Item 77M of Form N-SAR.